Exhibit 99.1

7 Village Circle, Suite 100
Westlake, Texas 76262

Press Release
Investor Relations/Media Contact:
Faith Pomeroy-Ward: 817-837-1208

MiddleBrook Pharmaceuticals Announces Sales Force Realignment, Cost-Saving Measures
Company Expects Annualized Savings of Approximately $15 Million
WESTLAKE, Texas (Sept. 1, 2009) — MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK) today announced a strategic realignment of its field sales force to more aggressively preserve the Company’s financial resources while maintaining sales coverage of the physicians with the highest potential to prescribe MOXATAG® (extended-release amoxicillin) Tablets, 775 mg. MiddleBrook reduced the number of its sales managers and field sales representatives by about 25 percent, to approximately 225. The Company has also reduced its corporate staff by approximately 20 percent.
As a result of these cost-saving measures, MiddleBrook expects to achieve approximately $15 million in annualized savings. The Company now anticipates that its total operating expenses for 2009 will range between $78 and $83 million, versus its previous guidance of operating expenses ranging between $83 and $88 million.
“Our field sales force territory realignment is based on cumulative MOXATAG prescription data and will allow us to concentrate our resources in markets where we have best demonstrated prescription volume access,” said John Thievon, MiddleBrook president and CEO. “We continue to seek opportunities to co-promote, in-license or acquire another product to further utilize our nationwide field sales force more effectively.”
MiddleBrook Pharmaceuticals Reports Inducement Grants
Under NASDAQ Marketplace Rule 4350
MiddleBrook Pharmaceuticals also announced today that on August 31, 2009, it granted options to purchase a total of 17,500 shares of MiddleBrook’s common stock to four (4) new employees as a material inducement for them to join MiddleBrook. The options were granted pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) and under MiddleBrook’s New Hire Stock Incentive Plan, which was approved by MiddleBrook’s Board of Directors on Sept. 26, 2008 and further ratified by the Company’s Compensation Committee on August 20, 2009. The options have a per share exercise price equal to the closing price of MiddleBrook’s common stock on the NASDAQ Global Market on the business day immediately preceding the grant date, a ten-year term and vesting over four years, with 25 percent of the options vesting one year from the grant date and 1/48th of the options vesting monthly thereafter. The options have a grant date of August 31, 2009.

About MiddleBrook Pharmaceuticals:
MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK) is a pharmaceutical company focused on developing and commercializing anti-infective products that fulfill unmet medical needs. MiddleBrook’s proprietary delivery technology—PULSYS—enables the pulsatile delivery, or delivery in rapid bursts, of certain drugs. MiddleBrook’s near-term corporate strategy includes improving dosing regimens and/or reducing frequency of dosing to enhance patient dosing convenience and compliance for antibiotics that have been used and trusted by physicians and patients for decades. MiddleBrook currently markets KEFLEX (cephalexin, USP), the immediate-release brand of cephalexin, and MOXATAG—the first and only FDA-approved once-daily amoxicillin. For more information about MiddleBrook, please visit www.middlebrookpharma.com.
About MOXATAG:
MOXATAG (amoxicillin extended-release) Tablets, 775mg, is a once-a-day extended-release formulation of amoxicillin for oral administration consisting of three components: one immediate-release component and two delayed-release components. The three components of MOXATAG are combined in a specific ratio to prolong the release of amoxicillin compared to immediate-release amoxicillin. MOXATAG is intended to provide a lower treatment dose, once-daily alternative to currently approved penicillin and amoxicillin regimens for the treatment of adults and pediatric patients 12 years and older with tonsillitis and/or pharyngitis. For more information about MOXATAG, please visit MOXATAG.com.
FORWARD-LOOKING STATEMENTS
Some of the statements contained in this press release contain forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, such as statements about the financial and operational impact of the strategic realignment and staff reduction and MiddleBrook’s near-term corporate strategy, including its efforts to co-promote, in-license or acquire other products. In some cases, forward-looking statements are identified by words such as “anticipate,” “expect,” “will,” “continue to” and similar expressions. Such forward-looking statements reflect MiddleBrook’s current plans, beliefs, estimates and views and involve a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the failure to successfully commercialize MOXATAG or to successfully develop the KEFLEX PULSYS product candidate, MiddleBrook’s inability to meet anticipated operating needs with revenues, existing cash and the revolving line of credit or to obtain additional financing, a further decline in market conditions, MiddleBrook’s inability to manage expenses, and other risks identified in the sections titled “Risk Factors” in MiddleBrook’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. MiddleBrook undertakes no obligation to update publicly or review any of the forward-looking statements made in this press release, whether as a result of new information, future developments or otherwise.
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Source: MiddleBrook Pharmaceuticals, Inc.
Investor Relations/Media Contact: Faith Pomeroy-Ward 817-837-1208